Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 12, 2021 (July 6, 2021, as to the effect of the stock split described in Note 2), relating to the financial statements of F45 Training Holdings Inc. and subsidiaries appearing in the Registration Statement No. 333-257193 on Form S-1 of F45 Training Holdings Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

July 23, 2021